EXHIBIT 10.16

HURON CONSULTING GROUP INC.

DIRECTORS’ COMPENSATION FOR 2007 AND 2008

SUMMARY SHEET

	2007	2008
Cash Compensation
Annual Board Retainer (1)	$40,000	$50,000
Annual Committee Chairmanship Retainer (1):
Audit Committee	$10,000	$10,000
Compensation Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$7,500	$7,500
Board Meeting Fee (per meeting)	$1,000	$1,000
Committee Meeting Fee (per meeting)	$1,000	$1,000
Equity Compensation
Grant of Restricted Common Stock Upon Appointment (2)	15,000 shares	$400,000
Annual Grant of Restricted Common Stock (3) (aggregate fair value)	$150,000	$160,000

(1)	Annual retainers are paid in four equal installments and are prorated to reflect the portion of the year that the director serves on the board.
(2)	Beginning in 2008, upon appointment to the board, independent directors will be granted shares of restricted common stock with an aggregate fair value of $400,000, based on the closing stock price on the date immediately preceding the date of appointment. Such shares will vest over the following twelve quarters.
(3)	On the date of the 2007 annual meeting of stockholders, each independent director was granted shares of restricted common stock with an aggregate fair value of $150,000. On the date of the 2008 annual meeting of stockholders, each independent director will be granted shares of restricted common stock with an aggregate fair value of $160,000. The number of shares granted is based on the closing stock price on the date immediately preceding the date of the annual meeting and vest over the following twelve quarters.